                AMENDMENT TO CUSTODIAN CONTRACT


         AGREEMENT made by and between State Street Bank and

Trust Company (the "Custodian") and Fiduciary Management

Associates (the "Fund").

         WHEREAS, the Custodian and the Fund are parties to a

Custodian Contract dated March 12, 1986 (the "Custodian

Contract") governing the terms and conditions under which the

Custodian maintains custody of the securities and other assets of the Fund; and

         WHEREAS, the parties hereto desire to amend the

Custodian Contract to provide for for the maintenance of certain of the Fund's foreign securities and other assets in the custody of State Street London Limited (the "Trust Company"), a company incorporated under the laws of the United Kingdom with the power to act as a trustee and as a custodian of securities;

         NOW THEREFORE, in consideration of the premises and

covenants contained herein, the Custodian and the Fund hereby amend the terms of the Custodian Contract and agree to the

following terms and conditions:

         1. The Fund hereby authorizes and instructs the

Custodian to employ the services of the Trust Company, as the sub-custodian in the United Kingdom, to hold securities and other assets of the Fund, subject to the terms of the Custodian

Contract, as heretofore amended, and to the terms and conditions hereof.

         2. The securities to be held by the Trust Company shall

be limited to "foreign securities" as defined by paragraph (c)

(1) of Rule 17f-5 under the Investment Company Act of 1940 (the

"1940 Act").

         3. Cash held for the Fund in the United Kingdom shall be

maintained in an interest bearing account established for the

Fund with the Trust Company, which account shall be subject to the direction of the Custodian, the Trust Company, or both.

         4. The Custodian represents that it has obtained an

order from the Securities and Exchange Commission, pursuant to

Section 6(c) of the 1940 Act, exempting the Custodian and the

Fund from the provisions of Section 17(f) of said Act, to the extent necessary to permit the securities and other assets of the

Fund to be maintained in the custody of the Trust Company.

         5. In delegating custody duties and obligations to the

Trust Company as permitted hereunder, the Custodian agrees that it shall not be relieved of any responsibility to the Fund for any loss due to such delegation to the Trust Company, except such loss as may result from: (a) political risk (including, but not limited to, exchange control restrictions, confiscation,

expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other risk of loss (excluding

bankruptcy or insolvency of the Trust Company not caused by a political risk) for which neither the Custodian nor the Trust

Company would be liable (including, but not limited to, losses




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

due to Acts of God, nuclear incident and other losses under

circumstances where the Custodian and the Trust Company have exercised reasonable care).

         6. Except as specifically superseded or modified herein,

the terms and conditions of the Custodian Contract, as heretofore amended, shall continue to apply with full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this

instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 13th day of November, 1986.





ATTEST                            FIDUCIARY MANAGEMENT ASSOCIATES


/s/                                  /s/
________________________          By_____________________________
                                            (Title)


ATTEST                            STATE STREET BANK AND TRUST
                                    COMPANY

 /s/                                  /s/
________________________          By:___________________________
(Assistant Secretary)                 (Vice President)















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